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Exhibit 12.1

HCP, Inc.

RATIO OF EARNINGS TO FIXED CHARGES
AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

	Six Months Ended June 30, 2009	Years Ended December 31,
		2008	2007	2006	2005	2004
RATIO OF EARNINGS TO FIXED CHARGES
Fixed Charges:
Interest Expense and Debt Amortization	$152,014	$348,402	$355,479	$211,494	$106,023	$85,834
Rental Expense	2,413	4,865	5,109	4,212	2,614	1,306
Capitalized Interest	12,347	27,490	12,346	895	637	1,650

Fixed Charges	$166,774	$380,757	$372,934	$216,601	$109,274	$88,790

Earnings:
Pretax Income from Continuing Operations before Income from Equity Investees	$121,149	$233,252	$133,334	$39,767	$59,321	$60,844
Add Back Fixed Charges	166,774	380,757	372,934	216,601	109,274	88,790
Add Distributed Income from Equity Investees	2,589	6,745	5,264	8,331	—	2,157
Add Losses from Equity Investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—
Less Capitalized Interest	(12,347)	(27,490)	(12,346)	(895)	(637)	(1,650)
Less Noncontrolling Interest from Subsidiaries without Fixed Charges	(6,698)	(17,996)	(20,110)	(19,895)	(13,644)	(14,175)

Earnings	$271,467	$575,268	$479,076	$243,909	$154,314	$135,966

Ratio of Earnings to Fixed Charges	1.63	1.51	1.28	1.13	1.41	1.53

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Fixed Charges:
Interest Expense and Debt Amortization	$152,014	$348,402	$355,479	$211,494	$106,023	$85,834
Preferred Stock Dividend	10,566	21,130	21,130	21,130	21,130	21,130
Rental Expense	2,413	4,865	5,109	4,212	2,614	1,306
Capitalized Interest	12,347	27,490	12,346	895	637	1,650

Fixed Charges	$177,340	$401,887	$394,064	$237,731	$130,404	$109,920

Earnings (see above)	271,467	$575,268	$479,076	$243,909	$154,314	$135,966

Ratio of Earnings to Fixed Charges	1.53	1.43	1.22	1.03	1.18	1.24

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HCP, Inc. RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Dollars in Thousands)